Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”), dated as of February 5, 2021, to the Rights Agreement, dated as of May 5, 2020, as amended (collectively, the “Rights Agreement”), by and between Nabors Industries Ltd., a Bermuda exempted company (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).

R E C I T A L S

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto hereby agree as follows:

A G R E E M E N T

1. Amendment of the Rights Agreement. The Rights Agreement is hereby amended as follows:

(a)           The first sentence in the definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby deleted and replaced with the following:

““Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.9% or more of the Common Shares then issued and outstanding but shall not include any Excluded Persons.”

(b)            The definition of “Excluded Person” Section 1 of the Rights Agreement is hereby deleted and replaced with the following:

““Excluded Person” shall mean (i) (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company, or (D) any entity or trust holding Common Shares for or pursuant to the terms of any such employee benefit plan or (ii) BlackRock, Inc. (collectively with all of the investment funds and accounts for which it or its subsidiaries acts or may in the future act, as manager and/or investment advisor “BlackRock”); provided, however, that the Board of Directors of the Company may determine, in its sole and absolute discretion, that BlackRock will cease to be an “Excluded Person” immediately upon such determination if any of the representations, warranties, conditions or provisions contained in the Rights Agreement Reliance Letter, dated January 28, 2021, by and between the Company and BlackRock, Inc. (and any amendments thereto) are breached or cease to be true, correct and complete.”

(c)            The first sentence of Section 3(a) of the Rights Agreement is hereby deleted and replaced with the following:

“Until the earlier of (i) the Close of Business on the tenth day after the Shares Acquisition Date (or, in the event that the Board of Directors of the Company determines on or before such tenth day to effect an exchange in accordance with Section 24 hereof and determines in accordance with Section 24(f) hereof that a later date is advisable, such later date that is not more than twenty days after the Shares Acquisition Date) or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than an Excluded Person) of, or of the first public announcement of the intention of any Person (other than any Excluded Person) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 4.9% (such date being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) or by such electronic or other evidence of such Common Shares as permitted under applicable law and not by separate Right Certificates, except that the Rights associated with any uncertificated Common Shares shall be evidenced by the registration of such Common Shares in the Company’s share register in the names of the holders thereof (which registration shall also be deemed to be registration of ownership of the associated Rights), and (y) Right Certificates and the right to receive Right Certificates will be transferable only in connection with the transfer of the underlying Common Shares.”.

2. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. This Amendment may be executed in any number of counterparts (including by facsimile or PDF) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, capitalized terms used herein shall have the respective meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ Kathleen Whelply
Name: Kathleen Whelply
Title: Vice President

[Signature Page to Amendment No. 2 to Rights Agreement]